Exhibit 99.1

March 17, 2023

Dear MSD Acquisition Corp. Shareholders,

On March 29, 2023, we will reach the two year anniversary of the launch of MSD Acquisition Corp. (“MSDAC”).  We are writing to inform you that after careful consideration, we have decided to not seek an extension and we will allow MSDAC to expire.

While this was certainly not the expected outcome when we launched in 2021, we are confident that this is the prudent decision today.  Throughout our journey, we have received positive feedback on the quality of our value proposition, and our team has worked tirelessly to find a high-quality combination partner at an attractive valuation.  However, due to the dramatic changes in equity markets over the past two years, we have been unable to identify a business combination that we believe would deliver meaningful value to our shareholders. As a result, we have determined the best course is to wind down the entity and return the cash to our shareholders.

Effective March 29, 2023 MSDAC will redeem all of its Outstanding Class A ordinary shares, par value $0.0001 (the “Public Shares”). The per-share redemption price for the Public Shares will be approximately $10.22  (the “Redemption Amount”). The balance of the Trust Account as of March 13, 2023 was approximately $588,152,033.46, which includes approximately $13,152,033.46 in interest and dividend income (excess of cash over $575,000,000, the funds deposited into the Trust Account). In accordance with the terms of the related trust agreement, the Company expects to retain $100,000 of the interest and dividend income from the Trust Account to pay dissolution expenses.

As of the close of business on March 29, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the Redemption Amount. The Redemption Amount will be payable to the holders of the Public Shares upon delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

I would like to thank each of you for your belief in us and for your support of MSDAC over the past two years.  I would also like to thank our world-class Board of Directors for their advice and guidance throughout.  We conclude this journey proud that we have been unrelenting in our focus on delivering value for our shareholders, including with our decision to wind down MSDAC.  Thank you again for your support.

Sincerely,

Gregg R. Lemkau

CEO of MSD Acquisition Corp.